Exhibit 99.1

Blue Apron Holdings, Inc. Reports Fourth Quarter and Full Year 2021 Results

Fourth Quarter Equity Capital Raise Provides Funding to Accelerate Growth Strategy in 2022

New York, NY – February 10, 2022 – Blue Apron Holdings, Inc. (NYSE: APRN) announced today financial results for the fourth quarter (4Q21) and full year ended December 31, 2021 (FY2021).

Fourth Quarter 2021 Highlights and Outlook

●	Net revenue increased 13% from the pre-pandemic fourth quarter of 2019 (4Q19) (1) to $107 million.
●	Key customer engagement metrics performed well, reflecting continued traction of the company’s growth strategy.
o	Average Order Value reached $63.78, up 10% from 4Q19 and the highest level since the company started tracking the metric in 2015.
o	Orders per Customer increased 9% from 4Q19 to 5.0.
o	Average Revenue per Customer increased 19% from 4Q19 to $319.
●	Marketing expenses rose 68% year-over-year to $21 million as the company looks to drive growth in FY2022.
●	Cash and cash equivalents were $82 million following completion of the equity capital raise in 4Q21.
●	The company continued to build upon its Environmental, Social and Governance (ESG) initiatives, including the increase of starting wages to $18 per hour.
●	Full year 2022 net revenue is expected to increase to at least the mid-teens percentage range from 2021 as the significant marketing investments made in 4Q21 and 1Q22 start to bear fruit.

(1) The company believes that using the pre-pandemic fourth quarter of 2019 as a benchmark is an appropriate way to evaluate the company’s fourth quarter 2021 performance. The company believes that the patterns and customer behaviors in the fourth quarter of 2021 reflect a higher correlation to more normalized periods, which were last seen in 2019 versus the pandemic-impacted periods of 2020. For a discussion of the company’s performance compared to 2020, see “Fourth Quarter Financial Results” below.

Linda Findley, Blue Apron’s President and Chief Executive Officer, commented, “We completed a truly exciting quarter, during which we completed a $78 million equity capital raise that sets us up to accelerate our growth strategy and aggressively execute against the next step in our company’s evolution. Our strategy of offering greater menu choice, variety and flexibility, along with high-quality ingredients, continued to resonate with customers in the fourth quarter. Our focus on execution, combined with disciplined investments in our business, drove Average Order Value, Orders per Customer and Average Revenue per Customer well above pre-pandemic fourth quarter 2019 levels. These elevated customer engagement metrics over the last seven quarters give us confidence that our strategic growth initiatives are working, and we believe now is the right time to focus on accelerating customer acquisition.”

“We are also innovating and executing across the business. By leveraging proceeds from the capital raise in the fourth quarter, we have been moving aggressively to scale our marketing infrastructure, raise brand awareness, and improve targeting efficiency. As a result, marketing spend increased 68% in the fourth quarter compared with the same period last year, with the majority of those dollars funneled into programs that we expect to fuel meaningful growth in 2022.”

“On the product innovation front, we are seeing a strong response from customers on new products such as Heat & Eat, partnerships with brands such as Calm and Panasonic, and seasonal and special occasion offerings that can be purchased with or without a Blue Apron subscription. We believe customization and flexibility are paramount, and we plan to continue developing new recipes and formats that meet the evolving needs of our customers’ tastes and preferences. Overall, we believe that 2022 will be a transformational year for Blue Apron, and we believe that the actions and investments we are currently making put us in a strong position to return to a path of long term and sustainable growth moving forward.”

Key Customer Metrics

Key customer metrics in the chart below reflect the company’s product initiatives, and targeted marketing investments as well as, to some degree, the benefit of changes in consumer behavior related to the pandemic in the fourth quarter of 2020, the return of more normal seasonality on the company’s business and the return of more normalized consumer behaviors in the fourth quarter of 2021, and other operating trends.

	Three Months Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2019
Orders (in thousands)	1,678	1,760	1,879	1,622
Customers (in thousands)	336	350	353	351
Average Order Value	$63.78	$62.30	$61.43	$58.14
Orders per Customer	5.0	5.0	5.3	4.6
Average Revenue per Customer	$319	$313	$327	$269

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Fourth Quarter 2021 Financial Results

●	Net revenue decreased approximately 7% year-over-year to $107.0 million. The higher revenue in the fourth quarter of 2020 reflected heightened demand due to the various pandemic restrictions that continued to be in effect, to varying levels, across the United States. The decrease in net revenue was primarily due to a decrease in Customers and Orders, and was partially offset by an increase in Average Order Value, which reflects continued advancements in product innovation and variety, as well as the pricing increase that was in effect for all of the fourth quarter. Net revenue declined 2% sequentially quarter over quarter, mainly due to typical seasonal trends in the business.
●	Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue, rose 410 basis points year-over-year from 60.6% to 64.7%. The increase was primarily driven by an increase in labor costs due to minimum wage increases for the company’s hourly employees, as well as increased shipping costs driven by fuel surcharges. COGS as a percentage of net revenue improved by 220 basis points sequentially, mainly due to seasonal trends in the business.
●	Marketing expenses were $21.0 million, or 19.6% as a percentage of net revenue, a 68% increase from $12.5 million, or 10.8% as a percentage of net revenue, in the fourth quarter of 2020. The significant increase, which was funded with proceeds from the equity capital raise completed during the quarter was heavily weighted to the last few weeks of December.
●	Product, technology, general and administrative (PTG&A) expenses remained flat year-over-year at $36.9 million. As a percentage of net revenue, PTG&A increased 250 basis points year-over-year from 31.9% to 34.4%.

●	Other income (expense), net, was $0.9 million, which was driven by a non-cash fair value adjustment related to the May 2021 amendment to the company’s financing agreement. Since the amendment, the company has been obligated to issue warrants to its lenders on a quarterly basis, which began on July 1, 2021, as long as the debt remains outstanding.
●	Net loss was $26.4 million, and diluted loss per share was $0.93, based on 28.5 million weighted-average common shares outstanding, compared with net loss of $11.9 million, and diluted loss per share of $0.67, in the fourth quarter of 2020 based on 17.8 million weighted-average common shares outstanding.
●	Adjusted EBITDA was a loss of $17.9 million, compared with an adjusted EBITDA loss of $1.7 million in the fourth quarter of 2020.

Full Year 2021 Financial Results

●	Net revenue increased 2% year-over-year to $470.4 million from $460.6 million in 2020, primarily due to improvements in key customer metrics such as Average Order Value and Average Revenue per Customer, which reflect the continued execution of the company’s growth strategy, including through product innovation and variety.
●	Net loss was $88.4 million and diluted loss per share was $3.97, based on 22.3 million weighted-average common shares outstanding, compared with net loss of $46.2 million and diluted loss per share of $3.06, based on 15.1 million weighted-average shares outstanding for full year 2020.
●	Adjusted EBITDA was a loss of $39.2 million, compared with a loss of $1.0 million for 2020. The higher loss reflects the company’s accelerated investments in the fourth quarter as it steps up the execution of its growth strategy.

Liquidity and Capital Resources

●	Cash and cash equivalents were $82.2 million as of December 31, 2021.
●	Cash used in operating activities totaled $21.6 million for the fourth quarter of 2021, compared with cash used of $1.3 million in the fourth quarter of the prior year. Cash used in operating activities totaled $49.0 million in 2021, compared with cash used in operating activities of $5.4 million in the prior year. The increases in operating cash usage in the fourth quarter and for the full year were primarily related to accelerated marketing investments, along with higher wages and shipping expenses.
●	Capital expenditures totaled $1.0 million for the fourth quarter of 2021, representing a reduction of $0.2 million from the fourth quarter of 2020. Capital expenditures in 2021 totaled $5.1 million, compared with $6.0 million in the prior year.
●	Free cash flow for the fourth quarter of 2021 was $(22.6) million, compared with $(2.5) million in the fourth quarter of the prior year. The change was driven by increased operating cash outflow, and was partially offset by slightly reduced capital expenditures. Free cash flow for 2021 totaled $(54.0) million, representing an increase of $42.7 million from the prior year.
●	In the fourth quarter of 2021, the company completed an equity capital raise. On November 4, 2021:
o	The fully backstopped rights offering and the private placement with RJB Partners LLC, an affiliate of Joseph N. Sanberg, an existing stockholder, closed, resulting in $70.3 million of proceeds, net of issuance costs. The total net proceeds of the capital raise, including net proceeds received from the private placement in the third quarter, were $73.1 million.

o	The company plans to use the net proceeds for working capital and general corporate purposes, including to accelerate its growth strategy to drive revenue and customer growth, and expand upon its ESG initiatives.

ESG Initiatives

●	The company remains on pace to meet its goal of being carbon neutral by March 31, 2022. The company expects that this will initially be accomplished through the purchase of carbon offsets based on its initial estimated carbon footprint.
●	In the fourth quarter, the company implemented a wage increase to a minimum of $18 per hour for all hourly employees. The company views its employees as a vital asset, and believes that investing in the workforce will help improve employee morale, and reduce hiring costs and turnover over the longer term.
●	The company continues to work towards its previously announced racial and gender Board diversity goals following its 2022 annual stockholders meeting.

Full Year 2022 Outlook

The outlook for certain financial metrics below and elsewhere in this press release, reflect assumptions regarding the company’s business, including the anticipated consistent benefit to the company’s business from the execution and acceleration of the company’s strategic growth initiatives, and including the impact of the planned use of proceeds from the recent equity capital raise to increase investments in marketing and technology initiatives and infrastructure, as well as continued operational improvements. The following guidance also assumes that the company will not experience any unforeseen significant disruptions in its fulfillment operations or supply chain.

The company expects:

●	Marketing expenditures to continue to ramp up through 2022 to support higher levels of expected top line revenue growth for the full year. Promotional spending for customer acquisition is expected to accelerate, and be at higher levels than in the past three years. Total marketing spend for full year 2022 is expected to be around double what was spent in the full year 2019.
●	Top line revenue growth to be in at least the mid-teens percentage range compared with full year 2021, and more than 20 percentage points higher than the pre-pandemic full year 2019. Based on the current investments in marketing, the company expects to return to positive year-over-year revenue growth starting in the second quarter of 2022 and for the rest of 2022.

Conference Call and Webcast

Blue Apron will host a conference call and live webcast today at 8:30 a.m. Eastern Time. The earnings conference call can be accessed by dialing (877) 883-0383 or (412) 902-6506; the conference ID is 9292646. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com. A recording of the webcast will be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Thursday, February 17, 2022 by dialing (877) 344-7529 or (412) 317-0088, utilizing the replay access code 9533226.

About Blue Apron

Blue Apron’s vision is Better Living Through Better Food TM. Launched in 2012, Blue Apron offers fresh, chef-designed recipes that empower home cooks to embrace their culinary curiosity and challenge their abilities to see what a difference cooking quality food can make in their lives. Through its mission to spark discovery, connection and joy through cooking, Blue Apron continuously focuses on bringing incredible recipes to its customers, while minimizing its carbon footprint, reducing food waste, and promoting diversity and inclusion.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," “forecasts,” "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the company’s ability, including the timing and extent, to successfully support the acceleration and execution of its growth strategy (including the ability to successfully increase marketing and technology improvements on the planned timeline to enable it to meet expected outlook for 2022), cost-effectively attract new customers and retain existing customers, including its ability to sustain any increase in demand resulting from both its growth strategy and the COVID-19 (coronavirus) pandemic, and its ability to continue to expand its direct-to-consumer product offerings, and to continue to execute operational efficiency practices; changes in consumer behaviors, tastes and preferences that could lead to changes in demand, including as a result of, among other things, long-term impacts of the COVID-19 pandemic on consumer behavior and the impact of inflation or other macroeconomic factors on consumer spending habits; the company’s ability to attract and retain qualified employees and personnel in sufficient numbers, both generally and in light of ongoing nationwide labor shortages as a result of COVID-19 or otherwise; any material and adverse impact of the COVID-19 pandemic on the company’s operations and results, such as the need to cancel or shift customer orders, whether as a result of challenges in employee recruiting and retention, any prolonged closures, or series of temporary closures, of one or both of its fulfillment centers, or supply chain or carrier interruptions or delays; the company’s expectations regarding its expenses and net revenue and its ability to grow adjusted EBITDA and to achieve or maintain profitability; the company’s expectations regarding, and the stability of, its supply chain, including potential shortages, interruptions and/or increased costs in the supply or delivery of ingredients, and parcel and freight carrier interruptions or delays and/or higher freight or fuel costs, as a result of the COVID-19 pandemic or otherwise; the company’s ability to effectively compete; the company’s ability to maintain and grow the value of its brand and reputation; the company’s ability to achieve its environmental, sustainability and corporate governance goals (including its goal to be carbon neutral by March 31, 2022, initially through carbon offsets) and to adopt its planned corporate governance reforms, in its anticipated timeframe or at all; the company’s ability to maintain food safety and prevent food-borne illness incidents and its susceptibility to supplier-initiated recalls; the company’s ability, including the timing and extent, to sufficiently manage costs and to fund investments in its operations in amounts necessary to maintain compliance with financial and other covenants under its indebtedness while continuing to support the execution and acceleration of its growth strategy; the company’s ability to comply with modified or new laws and regulations applying to its business, or the impact that such compliance may have on its business; the company’s vulnerability to adverse weather conditions, natural disasters, and public health crises, including pandemics; the company’s ability to protect the security and integrity of its data and protect against data security risks and breaches; the company’s ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021, the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on November 9, 2021, the company’s Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC, and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, gain (loss) on extinguishment of debt, other income (expense) net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
●	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
●	adjusted EBITDA excludes other operating expense, as other operating expense represents non-cash impairment charges on long-lived assets, a non-cash gain, net of termination fee, on lease termination, and restructuring costs;
●	adjusted EBITDA excludes loss on extinguishment of debt as this represents a non-cash charge;
●	adjusted EBITDA does not reflect other (income) expense net, as this represents changes in the fair value of the liability-classified warrant obligation as of each reporting period;
●	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;

●	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
●	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and
●	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures.”

Use of Key Customer Metrics

This press release includes various key customer metrics that the company uses to evaluate our business and operations, measure its performance, identify trends affecting its business, project its future performance, and make strategic decisions. You should read these metrics in conjunction with the company’s financial statements. The company defines and determines its key customer metrics as follows:

Orders

The company defines Orders as the number of paid orders by Customers across the company’s meal, wine and market products sold on its e-commerce platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

The company determines its number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across the company’s meal, wine or market products sold on its e-commerce platforms in a given reporting period.

Average Order Value

The company defines Average Order Value as the company’s net revenue from its meal, wine and market products sold on its e-commerce platforms in a given reporting period divided by the number of Orders in that period.

Orders per Customer

The company defines Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

The company defines Average Revenue per Customer as the company’s net revenue from its meal, wine and market products sold on the company’s e-commerce platforms in a given reporting period divided by the number of Customers in that period.

Media Contact

Muriel Lussier

Blue Apron

muriel.lussier@blueapron.com

Investor Contact

Tip Fleming

Blue Apron

investor.relations@blueapron.com

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$82,160	$44,122
Accounts receivable, net	234	116
Inventories, net	24,989	18,185
Prepaid expenses and other current assets	12,249	23,651
Total current assets	119,632	86,074
Property and equipment, net	108,355	125,208
Other noncurrent assets	3,719	4,053
TOTAL ASSETS	$231,706	$215,335
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$27,962	$23,691
Accrued expenses and other current liabilities	31,951	41,632
Current portion of long-term debt	3,500	3,500
Deferred revenue	7,958	6,269
Warrant obligation	8,001	—
Total current liabilities	79,372	75,092
Long-term debt	25,886	28,747
Facility financing obligation	35,886	35,957
Other noncurrent liabilities	10,509	11,564
TOTAL LIABILITIES	151,653	151,360
TOTAL STOCKHOLDERS’ EQUITY	80,053	63,975
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$231,706	$215,335

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net revenue	$107,007	$115,458	$470,377	$460,608
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	69,189	69,919	301,763	282,924
Marketing	20,978	12,479	72,086	49,934
Product, technology, general and administrative	36,852	36,847	145,442	137,244
Depreciation and amortization	5,464	5,704	22,203	24,503
Other operating expense	—	—	—	4,567
Total operating expenses	132,483	124,949	541,494	499,172
Income (loss) from operations	(25,476)	(9,491)	(71,117)	(38,564)
Gain (loss) on extinguishment of debt	—	—	(4,089)	—
Interest income (expense), net	(1,828)	(2,370)	(8,131)	(7,548)
Other income (expense), net	863	—	(5,021)	—
Income (loss) before income taxes	(26,441)	(11,861)	(88,358)	(46,112)
Benefit (provision) for income taxes	4	—	(23)	(42)
Net income (loss)	$(26,437)	$(11,861)	$(88,381)	$(46,154)

Net income (loss) per share - basic	$(0.93)	$(0.67)	$(3.97)	$(3.06)
Net income (loss) per share - diluted	$(0.93)	$(0.67)	$(3.97)	$(3.06)
Weighted-average shares outstanding - basic	28,501,623	17,755,643	22,289,803	15,098,783
Weighted-average shares outstanding - diluted	28,501,623	17,755,643	22,289,803	15,098,783

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(88,381)	$(46,154)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	22,203	24,503
Loss (gain) on disposal of property and equipment	(987)	17
Loss (gain) on build-to-suit accounting derecognition	—	(4,936)
Loss on impairment	—	7,585
Loss on extinguishment of debt	4,089	—
Change in fair value of warrant obligation	5,021	—
Changes in reserves and allowances	(254)	(807)
Share-based compensation	9,699	8,457
Non-cash interest expense	1,365	1,452
Changes in operating assets and liabilities:	(1,717)	4,511
Net cash from (used in) operating activities	(48,962)	(5,372)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,077)	(5,997)
Proceeds from sale of property and equipment	1,411	220
Net cash from (used in) investing activities	(3,666)	(5,777)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of offering costs	21,144	32,867
Proceeds from the Salzberg Private Placement, net of issuance costs	2,799	—
Proceeds from the November 2021 Capital Raise, net of issuance costs	70,289	—
Net proceeds from debt issuance	—	34,028
Receipt of funds held in escrow	5,000	—
Release of funds held in escrow	(5,000)	—
Repayments of debt	(3,500)	(55,553)
Payments of debt issuance costs	(214)	(1,076)
Proceeds from exercise of stock options	—	487
Principal payments on capital lease obligations	(135)	(205)
Net cash from (used in) financing activities	90,383	10,548
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	37,755	(601)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	45,842	46,443
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$83,597	$45,842

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(26,437)	$(27,636)	$(11,861)	$(88,381)	$(46,154)
Share-based compensation	2,068	2,166	2,119	9,699	8,457
Depreciation and amortization	5,464	5,507	5,704	22,203	24,503
Other operating expense	—	—	—	—	4,567
Loss (gain) on extinguishment of debt	—	—	—	4,089	—
Interest (income) expense, net	1,828	1,864	2,370	8,131	7,548
Other (income) expense, net	(863)	6,432	—	5,021	—
Provision (benefit) for income taxes	(4)	1	—	23	42
Adjusted EBITDA	$(17,944)	$(11,666)	$(1,668)	$(39,215)	$(1,037)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$(21,566)	$(1,320)	$(48,962)	$(5,372)
Purchases of property and equipment	(993)	(1,220)	(5,077)	(5,997)
Free cash flow	$(22,559)	$(2,540)	$(54,039)	$(11,369)